Exhibit 10.1

PLEASE NOTE: CERTAIN INFORMATION INDICATED WITH [***] IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SECOND AMENDMENT TO THE

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Second amendment to the Development and Commercialization Agreement (“Second Amendment”) is entered into as of 8 November, 2021 (the “Effective Date”) and amends the Development and Commercialization entered into on April 15, 2019 (as amended by the parties on May 3, 2019, “Agreement”) between, Pulmatrix, Inc. a company incorporated under the laws of the State of Delaware, and Pulmatrix Operating Company, Inc., a company incorporated under the laws of the State of Delaware (together “Company”), and each having a principal place of business at 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421, and Cipla Technologies, LLC, a limited liability company organized under the laws of Delaware, and having a principal place of business at 7 Oser Avenue, Hauppauge, NY 11788 (“Cipla”). Company and Cipla may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

RECITALS

Whereas, prior to the date of this Second Amendment the JSC determined that it is in the best interest of the Parties to terminate the Phase 2 ABPA Study as described in the Development Plan attached to the Agreement as Exhibit II, which had been initiated around the date of the Agreement,

Whereas, the Parties now desire to initiate a new Phase 2b Clinical Study (“Phase 2b Clinical Study”), which, based upon a recently completed 6-month inhalation toxicology study in dogs, would be of longer duration than the terminated Phase 2a clinical study and include efficacy primary endpoints; and

Whereas, in connection with the initiation of such new Phase 2b Clinical Study, the Parties wish to amend the Agreement as provided below.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1.1 Recitals & Modification Requires Written Amendment. (a) The above preamble shall be an integral part of this Second Amendment. (b) Provisions of the Agreement not expressly modified or amended by this Second Amendment shall continue to apply without any change thereto.

1.2 Cipla Territory.

(a) Subject to the terms of this Second Amendment, all Development and Commercialization activities with respect to the Product in India, South Africa, Sri Lanka, Nepal, Iran, Yemen, Myanmar and Algeria (such countries, the “Cipla Territory”) will be conducted exclusively by Cipla at Cipla’s sole cost and expense. Accordingly, each reference to the “Territory” in the Agreement is by reference amended to exclude the Cipla Territory.

(b) All of Cipla’s Development activities for the Product in the Cipla Territory shall be conducted pursuant to one or more plans (such plans, a “Cipla Territory Development Plan(s)”) prepared by Cipla, which shall be substantially similar to the Development Plan for the United States and be submitted to the JSC for any questions, provided, however, Cipla will have the final decision with respect to the Cipla Territory Development Plan. Any Cipla Territory Development Plan in effect from time to time may be amended upon written notice to the JSC. For clarity and notwithstanding anything contained herein to the contrary, any material difference of the Cipla Territory Development Plan(s) from the Development Plan for the United States shall require the prior approval of the JSC. For further clarity any differences between the Development Plan for the United States and the Cipla Territory Development Pan(s) that are the result of local regulatory requirements of a jurisdiction within the Cipla Territory or that would not otherwise jeopardize the success of the Development Plan for the United States shall not be deemed “material differences.”

(c) Cipla is responsible for all Regulatory Filings and other regulatory matters in the Cipla Territory for the Development and Commercialization of the Product in the Cipla Territory; however, for the avoidance of doubt, the provisions of Section 4.2, Section 4.3 and Section 4.4 of the Agreement, to the extent relevant, shall apply with equal force with respect to the Development and Commercialization of the Product in the Cipla Territory. The Company shall use reasonable best efforts to cooperate with Cipla, at Cipla’s expense, in preparation of Regulatory Filings, including by providing information regarding prior clinical study data, non-clinical data and CMC information.

(d) The Company and Cipla will execute an agreement that delineates the obligation of Company to maintain the global safety database with respect to the Product (including with respect to the Cipla Territory) (“Pharmacovigilance Agreement”). The parties will enter into such Pharmacovigilance Agreement as soon as possible after the date hereof and in event within thirty (30) days after the date hereof.

(e) Neither the Company nor the JSC shall have the right to review or approve Cipla’s Commercialization plans or activities with respect to the Cipla Territory and all Commercialization of the Product in the Cipla Territory shall be at the sole discretion, cost and expense of Cipla. For all purposes, Free Cash Flow, Net Sales, Cost of Goods Sold, Allowable Expenses and Working Capital under the Agreement shall be calculated without considering any Commercialization activities for the Product in the Cipla Territory and all sales, income, costs, expenses and/or capital expenditures related thereto.

(f) All Product used in the Development or Commercialization in the Cipla Territory shall be supplied utilizing the Company’s existing global supply chain for manufacturing of the Product. Cipla, may, at its option and at its sole cost and expense, transfer the manufacturing of the Product for Development or Commercialization activities in the Cipla Territory to a manufacturing site designated by Cipla. Any such manufacturing site shall be qualified under applicable laws and such site transfer shall be conducted in accordance with applicable laws and regulations, good manufacturing practices (as defined by the International Council on Harmonization) or other mutually acceptable criteria established by the JSC. The Company shall cooperate with Cipla in such site transfer and Cipla shall reimburse the Company for all actual costs and expenses, and the mutually agreed cost of time spent by the Company’s employees and consultants, incurred by the Company in connection with such site transfer to the extent that such cost is solely incurred with respect to the Cipla Territory.

(g) Section 6.5 of the Agreement shall not apply with respect to any sublicense or other transfer of Cipla’s rights under the Agreement and this Second Amendment with respect to the Cipla Territory. For clarity, (i) nothing herein impacts Cipla’s ownership of the Assigned Assets as detailed under Section 6.1 of the Agreement; and (ii) Cipla will solely and exclusively own all of the intellectual property rights generated with respect to the Cipla Territory, provided, that, without limiting Cipla’s absolute ownership of Assigned Assets and the Cipla Territory intellectual property rights as stated in the foregoing sentence, the Company shall have a worldwide, non-exclusive, royalty-free, non-transferrable, non-sublicensable license to such intellectual property rights for use in connection with Development of the Product for the treatment of the Initial Indication. Such license shall terminate upon any termination or expiry of the Agreement.

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(h) Subject to (x) completion of the manufacturing transfer contemplated by Section 1.2(f) and (y) Cipla beginning sourcing Product from such alternate manufacturing site, the Company shall be entitled to a royalty equal to 2% of Net Sales from sale of the Product in the Cipla Territory purchased from such alternate manufacturing site. Such royalty shall be payable quarterly within 120 days after the last day of each calendar quarter. Cipla shall provide the Company with reasonable support for the calculation of such royalty upon the Company’s request. The Company’s right to such royalty shall terminate on a country-by-country basis upon the expiration of the last to expire patent covering the Product in a specific country in the Cipla Territory. Nothing contained herein will restrict Cipla from and Cipla shall be fully free to either license, sell or otherwise partner with any Third Party with respect to its commercialization efforts of the Product in the Cipla Territory.

1.3 New Preliminary Development Plans.

(a) The Company has delivered to the JSC, and by the parties execution of this Agreement the JSC shall be deemed to have approved in accordance with the terms of Section 2.1(e) of the Agreement, a Development Plan, including a budget of all Development Costs, for a Phase 2b Clinical Study of the Product for the treatment of ABPA, which Clinical Study shall include efficacy endpoints (the “Phase 2b Development Plan”). The Phase 2b Development Plan is attached hereto as Annex 1.

(b) The Company also delivered a preliminary Development Plan, including a preliminary budget of all Development Costs for a Phase 3 Clinical Study of the Product for ABPA (the “Phase 3 Development Plan”), which is attached hereto as Annex 2. The Phase 3 Development Plan is attached hereto The Parties acknowledge and agree that the Phase 3 Development Plan, including the preliminary budget for the Phase 3 Development Plan, are the Company’s good faith estimate of timing and costs, however, the final Phase 3 Development Plan and budget for Phase 3 Development Plan may vary based on, among other things, the result sof the Phase 2b Clinical Study, feedback from the FDA and/or the clinical research organization that will conduct the Phase 3 Clinical.

1.4 Amendments to Article 1 of the Agreement. Article 1 of the Agreement is hereby amended by adding the following definitions thereto in appropriate alphabetical order:

“Second Amendment” means the Second Amendment to this Agreement dated November 8, 2021, by and between the Parties

“Direct Costs” means the dollar amount of Development Costs for the Company’s overhead costs and the time spent by the Company’s employees and consultants on work related to activities under the Development Plan, and all ancillary costs associated with such employees and consultants including, without limitation, rent, insurance and office expenditure.

“Non-Direct Costs” means all Development Costs that are not Direct Costs.

In addition, Article 1 is amended by deleting the word “consultants” from the definition of “Out-of-Pocket Costs”.

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1.5 Amendment to Sectoin 3.5. Section 3.5 of the Agreement is hereby amended and restated as follows with effect from and after the date hereof:

“3.5 Co-Development Contributions.

(a)	Cost Sharing. After the Initial Development Funding is depleted (the “Co-Development Phase”), the Company and Cipla will each be responsible for sixty percent (60%) and forty percent (40%), respectively, of Direct Costs, and each will be responsible for fifty (50%) of Non-Direct Costs; provided, however, upon the achievement of the Development Milestones (as defined below) within the time frame mentioned under ‘Milestone Date’ below (or such date as proposed by the JSC for the Phase 3 Development Plan), Cipla shall promptly, and in any case within 30 days after the Company’s achievement of the relevant Development Milestone, reimburse the Company an amount equal to 10% of the aggregate Direct Costs incurred through the date that each such Development Milestone was achieved (and not previously reimbursed or paid by Cipla). For purposes hereof, the “Development Milestones” means the following:

Phase 2b Development Plan – Development Milestones

Development Milestone	Milestone Date

25% of Patients enrolled in Phase 2b Clinical Study are dosed	June 30, 2023

Company delivers summary of key efficacy and safety data to include FEV1, IgE, ACQ-6, number of subjects withdrawn, Any severe adverse events related to the medication and an overall summary table of adverse events (“Topline Results”) to the JSC	June 30, 2024

Phase 3 Development Plan – Development Milestones

Development Milestone	Milestone Date

25% of Patients enrolled in Phase 3 Clinical Study dosed	To be proposed by by JSC

Company delivers Topline Results to the JSC	To be proposed by JSC

PDUFA	To be proposed by JSC

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(b)	Funding Co-Development Phase. After the Initial Development Funding is depleted, Company shall, within five (5) days after the end of each calendar month, deliver an invoice to Cipla for the Development Costs incurred by the Company, including a breakdown of Direct Costs and Non-Direct Costs, for such calendar month and for which Cipla is responsible pursuant to Section 3.5(a). By not later than the last Business Day of the calendar month in which such invoice was delivered to Cipla, Cipla shall deliver to the Company, by wire transfer of immediately available funds, the invoiced amount.

(c)	Reserved.

(d)	Reserved.”

1.6 Amendment to Section 3.6. Section 3.6 of the Agreement is hereby amended and restated as follows with effect from and after the date hereof:

“3.6 Circumstances Affecting Continuity of Development. If (i) the applicable Regulatory Authority deems the data from one or more applicable Clinical Studies do not meet anticipated safety or efficacy endpoints and/or there is failure in Clinical Studies; (ii) a Regulatory Authority suggests additional Clinical Studies that will have a significant financial impact on the total Development Costs; (iii) there is change in market scenario or change in global research and development scenario or an unforeseen competitive event or change in Applicable Law, which causes commercial or technical unviability and has a material adverse impact on the Development activities contemplated under the Development Plan, as amended from time to time; (iv) any change in Applicable Law results in a materially adverse market environment for the Commercialization of the Product which is not likely to abate within a period of twelve (12) calendar months; or (v) any Development Milestone set forth in Section 3.5 above has not been achieved by the date that is nine (9) months after the applicable Milestone Date for such Development Milestone:

(a) The JSC will evaluate the cause and effect of each scenario in (i), (ii), (iii), (iv) and (v) above and make a recommendation as to the most optimal option available to the Parties, which may include, without limitation, repeating Clinical Studies, abandoning the Development program, or discussing new ways to monetize the Assigned Assets. Either Party may, without any binding obligation, elect to follow, or decide against, the recommendation of the JSC. In any event, either Party may elect to terminate (a “Terminating Party”) its obligation to fund additional costs and expenses for the Development and/or Commercialization of the Product.

(b) If the non-Terminating Party wishes to continue the Development of the Product, it will have the right to purchase the rights of the Terminating Party in the Product at Fair Market Value as may be determined by a qualified independent Third Party expert acceptable to both Parties or based on external bid received on the Product by a Third Party and continue with the Development program either by itself or by partnering with any third party.

(c) If both Parties decide to follow the recommendation of the JSC and, thereby, abandon the Development program, the Parties shall make Commercially Reasonable Efforts to monetize the Product and the Development program in connection with the Pulmonary Indications. The Parties will equally share the proceeds. The events described above will not be considered an event of default or breach under this Agreement.”

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1.7 COGS. Company will use its reasonable best efforts to improve upon the current Cost of Goods Sold for the Product such that the Cost of Goods Sold in the Cipla Territory is [***] for one month’s supply of the Product containing the minimum daily dose or yielding at least a [***] gross margin to Cipla, however, Cipla acknowledges that achieving such Cost of Goods Sold or gross margin is partially dependent on Cipla’s ability to achieve sufficient demand for the Product required for scale and cost efficiency. The failure to achieve any specific Cost of Goods Sold gross margin from sales of the Product in the Cipla Territory shall not be deemed a breach of the Agreement or this Second Amendment by the Company. For the avoidance of doubt, upon completion of the manufacturing transfer contemplated by Section 1.2(f), this Section 1.6 shall have no further force and effect.

1.8 Releases. Prior to the date of this Second Amendment each party alleged certain material breaches of the Agreement against the other party. In consideration of each party’s entry into this Second Amendment, each party, on behalf of itself and its affiliates, hereby releases the other party, and its successors and assigns, for any breaches, violations or non-compliance with the terms of the Agreement that may have occurred prior to the date of this Second Amendment.

1.9 Entire Agreement. This Second Amendment, along with the Agreement, constitutes the entire agreement between the Parties with respect to the subject matter herein, and supersedes all prior agreements, proposals, negotiations, representations or communications relating to such subject matter. The Parties acknowledge that they have not been induced to enter into this Agreement by any representations or promises not specifically stated herein.

1.10 Execution; Counterparts. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures, including signatures in a fixed electronic format such as PDF, shall have the same effect as originals.

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IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS SECOND AMENDMENT AS OF THE EFFECTIVE DATE.

Pulmatrix, Inc.		Cipla Technologies LLC
Pulmatrix Operating Company Inc.

By:	/s/ Teofilo Raad	By:	/s/ Chandru Chawla
Name:	Teofilo Raad	Name:	Chandru Chawla
Title:	Chief Executive Officer	Title:	EVP
Date:	November 8, 2021	Date:	October 26, 2021

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